DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20080096634-58
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/11/2008 2:46 PM
	Entity Number C31845-2003

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation: NanoSensors, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

See Exhibit A - Certificate of Designation of Series A Convertible Preferred Stock

3. Effective date of filing (optional): ____________
(must not be later than 90 days after the certificate is filed)

4. Officer Signature: ____________

Robert A. Baron, Interim President and CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.1955 Designation 2003
Revised on: 09/29/05

EXHIBIT A

NANOSENSORS, INC. CERTIFICATE OF DESIGNATION
of the
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955
of the General Corporation Law of the State of Nevada

Pursuant to the authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation (Article THIRD, Paragraph (a)) and pursuant to the provisions of Section 78.1955 of the General Corporation Law of the State of Nevada (the ''NGCL"), the following resolution was adopted by the Board of Directors:

RESOLVED, that in compliance with the terms and conditions of the Agreement and Plan of Merger, dated as of November 27, 2007 (the "Merger Agreement"), by and among the Corporation, Cuchulainn Acquisition Inc., a Panamanian corporation ("Acquisition''), and Cuchulainn Holdings, Inc. ("Cuchulainn''), a Panamanian corporation, as amended on January 16, 2008, pursuant to which, upon the effective time of the merger of Cuchulainn with and into Acquisition (the "Merger''), with Acquisition being the surviving corporation in the Merger, each issued and outstanding share of common stock of Cuchulainn will be converted into the right to receive .000565 share of a newly issued series of preferred stock of the Corporation, the Board of Directors hereby creates, authorizes and provides for the issuance of a series of the Corporation's
Preferred Stock, par value $.001 per share (the "Preferred Stock''), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.	DESIGNATION AND NUMBER.
This series shall consist of ten thousand (10,000) shares of Preferred Stock and shall be designated the "Series A Convertible Preferred Stock." The stated value of each share of Series A Preferred Stock shall be Sixty-Two and 00/100 Dollars ($62.00) (the"Stated Value").

2.	CERTAIN DEFINITIONS.

"Bankruptcy Law" means Title 11, United States Code, and the Federal Rules of Bankruptcy
Procedure, and anysimilar Federal orstate law, rule or regulation providing for the relief of debtors.

"Board of Directors" or ''Board" means the Corporation's Board of Directors, as constituted from time to time.

''Business Day'' means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange or commercial banks located in New York City are authorized or permitted by law to close.

"Certificate" means this Certificate of Designation.

"Common Stock'' means the Corporation's common stock, par value $.001per share.

"Conversion" means the conversion of shares of Series A Preferred Stock into Conversion Shares in accordance with the procedures specified herein.

 "ConversionFactor'' means the199,604.068 shares of Common Stock into which one Series A Preferred Share is initially convertible, as adjusted from time to time as provided herein. "Conversion Shares" means the shares of the Corporation's Common Stock that are issuableto the Holders upon the conversion of the shares of Series A Preferred Stock.

"Debt'' means, as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 60 days; (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed bysuch Person; (e) all indebtedness, liabilities and obligations secured bya lien existing on property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are nonrecourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) inrepsect of letters of credit,  bankers' acceptances, surety or other bonds and sirilar instruments; and (g) all indebtednes.s liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

"Holder'' means any holder of Series A Preferred Shares, all of such holders being the "Holders."

      "Issue Date" shall mean the date upon which the shares of Series A Preferred Stock shall be issued by the Corporation.

    "Junior Securities" means the Common Stock and all other capital stock or other securities of the Corporation that do not constitute Pari Passu Securities or Senior Securities.

     "Liquidation Event" means any of the following events:

(a)  the Corporation or any Subsidiary (other than a Subsidiary  (x) that is not a "significant subsidiary'' (as such term is defined in Rule l.02{w) of Regulation S-X promulgated by the Securities and Exchange Commission) and is not otherwise material to the Corporation, and (y) with respect to which neither the Corporation nor any other Subsidiary has any recourse liability, as general partner or otherwise), pursuant to or under or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding; (ii) consents to the entry of any order for relief against it in an involuntary case or proceeding or the commencement of any case against it; (iii) consents to the appointment of a custodian of it or for any substantial part of its property;(iv) makes a general assignment for the benefit of its creditors; (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or (vi) consents to the filing of such petition or the appointment ofor taking possession bya custodian; or

(b) a court of competent jurisdiction bas entered an order or decree under any Bankruptcy Law that: (i) is for relief against the Corporation or any Subsidiary, or adjudicates the Corporation or any Subsidiary to be insolvent or bankrupt; (ii) appoints a custodian or receiver for the Corporation or any Subsidiary, or for any substantial part of its property; or (iii) orders the winding up or liquidation of the Corporation or any Subsidiary, and such order or decree remains unstayed and in effect for at least thirty (30) days.

"Liquidation Preference.. means, with respect t a Series A Preferred Share, an amount equal to the Stated Value of such Preferred Share plus all unpaid dividends thereon accruing, if any, through the dateon which such Preferred Share is converted or redeemed.

"Major Transaction" means, with respect to the Corporation, (x) a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Corporation or another entity, (y) the sale by the Corporation of all or substantially all of its assets, or (z) the issuance by the Coi:poration of warrants or securities directly or indirectly exchangeable for, convertible into or otherwise granting the right to acquire equity securities of the Corporation.

''Pari Passu Securities" means any securities ranking by their terms pari passu with the
    Series A Preferred Stock in respect of redemption or distribution upon liquidation.

''Person", means any individual, corporation, trust, association, corporation, partnership, joint venture, limited liability corporation, joint stock corporation, Governmental Authority or other person or entity.

"Senior Securities" means (i) any Debt issued or assumed by the Corporation and (ii) any securities of the Corporation which by their terms have a preference over the Series A Preferred Stock in respect of      redemption or distribution upon liquidation.

"Series A Preferred Stock'' means the Corporation's Series A Preferred Stock.

"Series A Preferred Shares" means the shares of Series A Preferred Stock issued pursuant to these resolutions.

"Stated Value" has the meaning ascribed to it in Section 1.

"Subsidiary" means, with respect to the Coq,oration, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the

. .

time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Corporation or one or more of its Subsidiaries or by the Corporation and oneor more of its Subsidiaries.

Except as explicitly stated, all definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined. The words ''hereof', ''herein" and ''hereunder" and words of similar import referring to this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

3.	DIVIDENDS.
(a)
No Dividends. The Series A Preferred Stock shall not be entitled to dividends unless the Corporation declares dividends in cash or other property to holders of outstanding Junior Securities or Pari Passu Securities, in which event, each outstanding share of the Series A Preferred Stock shall be entitled, prior to the payment of any dividend on Junior Securities or Pari Passu Securities, to receive dividends of cash or property equivalent in value to the dividend payable in respect of one share of Common Stock multiplied by the number of Conversion Shares into which each Series A Preferred Share is convertible based on the Conversion Factor in effect on the payment date for such dividend. Any dividend payable to the Series A Preferred Stock shall have the same record and payment date and terms as the dividend is payable on the Junior Securities or Pari Passu Securities.

(b)
Redenmtion of or Payment on Certain Securities. As long as any Series A Preferred Shares are outstanding, the Corporation shall not (i) purchase, redeem or otherwise acquire for . value any shares of Junior Securities or Pari Passu Securities, directly or indirectly, other than as a result of reclassification of Junior Securities or Pari Passu Securities or the exchange or conversion of one type of Junior Securities or Pari Passu Securities for or into another type of Junior Securities or Pari Passu Securities, or (ii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any share of Junior Securities or Pari Passu Securities.

4.	PRIORITY LIQUIDATION

Upon the occurrence ofa Liquidation Event. nodistribution shallbe made to the holders of any shares of Junior Securities unless each Holder shall have received the Liquidation Preference with respect to each Series A Preferred Share then held by such Holder. In the event that, upon the occurrence of a Liquidation Event, the assets available fordistnoution to the Holders and the holdersof Pari Passu Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding Series A Preferred Shares and the preferential ammmts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the Series A Preferred Shares and the shares of such Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Series A Preferred Share) bears totheaggregate preferential amount payableon all such shares.

5.	REDEMPTION

(a)	The shares of Series A Preferred Stock shall not be redeemable at any time at the option of the Corporation.
(b)
The Series A Preferred Stock shall be redeemed by the Corporation as a whole, upon the written demand of the holders of a majority of the outstanding shares of Series A Preferred Stock, at any time commencing one year after the Issue Date, on not less than 30 days' written notice to the Corporation at the Redemption Price (defined below), within 30 days after such notice. The ''Redemption Price" shall be equal to the sum of (x)the Stated Value of the Preferred Shares being redeemed plus (y) the unpaid Dividends, if any, with respect to the Series A Preferred Shares being redeemed plus (z) a redemption premium $6.20 for each full year that the Series A Preferred Stock was outstanding, using the Issue Date as the first dayof each such year, prorated for each fraction ofa year, whether or not theSeries A Preferred Stock was outstanding for a fullyear.

(c)
Notwithstanding anything contained herein to the contrary, the Corporation may not purchase, redeem or acquire any Pari Passu Securities or Junior Securities unless all accrued and unpaid Dividends, if any, on the shares of Series A Preferred Stock have been paid or declared and set apart for payment.

(d)
Upon receipt of the demand described in Section (b), above, the Corporation shall deliver to the Holders a notice setting forth the date set for redemption (the "Redemption Date''), which date shall be a Business Day: Notice of redemption shallbe mailed to the Holders (by United States first class mail) at least 10 days before the Redemption Date at the address shown on the stock books of the Corporation. Immediately following 5:00 p.m. (Eastern Standard Time) on the Redemption Date, all rights of the Holders of the shares of Series A Preferred Stock will terminate except the right to receive the Redemption Price without interest (unless the Corporation defaults in the payment of the redemption price).

(e)
Following the Redemption Date, the Corporation shall deliver the Redemption Price within 10 days after receipt by the Corporation of the original shares of Series A Preferred Stock returned by the Holder (or the Holder's agent) to the Corporation. If Corporation fails to pay the Redemption Price to a Holder within the time period specified above, such Holder shall be entitled to interest thereon, from and after the date of which payment of the redemption payment was due until such amount has been paid in full, at an annual rate equal to 10 percent {10%) per annum and shall continue to have the voting rights set forth herein.

6.	CONVERSION.
(a)
Optional Conversion. Commencing on the date when there shall be sufficient shares of Common Stock available to permit the conversion of all issued shares of Series A Preferred Stock, the Holders, by majority vote of the outstanding shares of Series A, shall have the right to convert all of the Series A Preferred Shares then outstanding into such number of fully paid and non-assessable shares ("Conversion Shares") ofthe Common Stock as is determined in accordance with the terms of this Section 5 (an "Optional Conversion'). The Optional Conversion shall occur upon presentation of consents to such Conversion signed by the holders of the requisite number of Series A Preferred Shares and the holders of Series A Preferred Shares and theCorporation shall thereafter have the same rights and obligations as they would respectively have in the event of a Mandatory Conversion.

.

(b)
Mandatory Conversion. Upon the effective dateof the acceptance by the Secretary of State of the State of Nevada of an amendment to the Corporation's Articles of Incorporation (the "Amendment'') to effect a reverse split of its common stock at the rate of one new share for at least each currently outstanding one hundred shares of Common Stock (the ''Reverse Stock Split'') and to create a number of shares of additional Common Stock sufficient, together with the previously authorized and unreserved shares of Common Stock, to permit the conversion of all of the outstanding shares of Series A Preferred Stock into Common Stock, then all of the outstanding shares of Series A Preferred Stock shall, immediately upon the occurrence of the aforesaid effective date, automatically be converted into shares of the Corporation's Common Stock with.out any notice required on the part of the Corporation or the Holder (the "Mandatory Conversion''), such that each Holder shall receive the number of shares of Common Stock determined by multiplying (i) the number of shares of Series A Preferred Stock then owned by such Holder 2Y (ii) the Conversion Factor in effect, giving effect to the change therein resulting from the Reverse Stock Split The Corporation agrees that it shall, upon the effectiveness of the Mandatory Conversion, expeditiously effect the issuance of the shares of Common Stock resulting from the Mandatory Conversion. If the Amendment shall not have been filed by April 30, 2008, the Holders of at least 1,000 shares of Series A Preferred Stock, may request that the Board of Directors may request that the Board of Directors, two directors or the President of the Corporation, in accordance with the Bylaws of the Corporation, call a special meeting of shareholders to occur not later th.an July 31, 2009, to consider and act upon the Amendment and shall take all requisite corporate action for the approval and filing of the Amendment. The presently authorized but unissued and unreserved shares of Common Stock are hereby reserved for issuance upon conversion of the Series A Preferred Stock.

(c)
Conversion Procedure. The Corporation shall cause its transfer agent to issue the Common Stock issuable upon the Optional Conversion or the Mandatory Conversion as quickly as practicable following the date on which the Mandatory Conversion occurred. The Corporation shall bear the cost associated with the issuance of the Common Stock so issuable. The Common Stock and other securities issuable shall be issued with the same restrictive legend, if any, borne by the certificate for Series A Preferred Stock tendered to said transfer agent. The Common Stock issuable upon the Optional Conversion or the Mandatory Conversion shall be issued in the same name as the person who is the then-current Holder of the Series A Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The Holders shall be treated as holders of Common Stock of the Corporation at the close of business on the date of the Optional Conversion or the Mandatory Conversion. Each certificate representing the Series A Preferred Stock shall be cancelled, upon issuance of the receipt of the certificates representing the Common Stock into which the Series A Preferred Stock was converted. If any Holder is entitled to receive a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next lower whole number of Conversion Shares. No cash or property shall be issued in lieu of fractional Conversion Shares upon the the Optional Conversion or Mandatory Conversion.

7.
ADJUSTMENTS TO CONVERSION FACTOR. The Conversion Factor shall be subject to adjustment from time to time as provided in this Section 7. The Board' s calculation of the Conversion Factor from time to time shall bedeemed conclusive absent manifest error.

(a)
Subdivision or Combination of Common Stock.If the Corporation at anytime hereafter subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise), the outstanding shares of Common Stock into a greater nwnber of shares, then, after the record date for such subdivision, the Conversion Factor in effect immediately prior to such subdivision shall be proportionately reduced. Except as may otherwise be provided with respect to the Reverse Stock Split in Section 6(b), if the Corporation, at any time hereafter O, combines (by reverse stock split, recapitalization, reorganization, reclassification or othenvise) the outstanding shares of Common Stock into a smaller nmnber of shares, then, after the of record date for such combination, the Conversion Factor in effect immediately prior to suchcombination will be proportionally increased.

(b)
Distributions. If the Corporation shall declare or make any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock in respect of such Common Stock, except as contemplated by Section 7(a) of this Certificate, as a partial liquidating dividend or otherwise, including without limitation, any dividend or distribution to the Corporation's shareholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a ''Distribution''), the Corporation shall deliver written notice of such Distribution (a ''Distribution Notice'') to each Holder at least twenty (20} days prior to the earlier to occur (the "Determination Date'') of (i) the record date for determining shareholders entitled to such Distribution (the ''Record Date'') and (ii) the date on which such Distributionis made (the ''Distribution Date"), and shall, on the Determination Date, deliver to each such Holder, at the same time that it makes such Distribution to its shareholders, the same amount and type of assets being distributed in such Distribution, as though the Holder were a holder on the Determination Date therefor of a nwnber of shares of Common Stock into which the Series A Preferred Shares held by such Holder are convertible as of such Determination Date (such number of shares to be determined at the Conversion Factor then in effect.)

(c)
Major Transactions. In the event of a Major Transaction, the Corporation will give each Holder at least twenty (20) days' written notice prior to the earlier of (i) the closing or effectiveness of such Major Transaction and (ii) the record date for the receipt of such shares of stock or securities or other assets, and the Corporation will cause the surviving or, in the event of a sale of assets, purchasing entity to assume the obligations of the Corporation with respect to the Series A Preferred Stock. Furthermore, in case of any Major Transaction, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon the consummation of such Major Transaction as if such Series A Preferred Shares had been converted to Common Stock immediately prior to the aforesaid record date. In any such case, appropriate adjustment (as determined by the Board of Directors in good faith) shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holders, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Factor) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(d)
Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Holders shall, upon the the Optional Conversion or Mandatory Conversion, as the case may be, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall bedeemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 7.

8.	V0TING RIGHTS

The Holders of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a)
In addition to the rights provided by law or in the Corporation's Bylaws, each share of Series A Preferred Stock shall entitle the Holder thereof to such number of votes as shall equal the number of shares of Common Stock into which one share of Series A Preferred Stock is then convertible pursuant to this Certificate multiplied by the number of shares of Series A Preferred Stock held by such Holder, rounded to the nearest whole number. Except as otherwise provided by law, the Holders of Series A Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters as to which holders of Common Stock shall be entitled to vote, as a single class.

(b)
As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the written approval of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock given in writing by consent or by vote at a meeting, consenting or voting (as the case may be) separately as a single class:

(i)
alter, change, modify or amend (x) the provisions relating to the Series A Preferred Stock set forth herein in any way or (y) the terms of any other capital stock of the Corporation so as to affect adversely any of the rights of the Holders;

(ii)
create or provide for the creation of any new class or series of capital stock (i) having a preference over or ranking pari passu with the Series A Preferred Stock as to payment of dividends, redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of theCorporation;

(iii)
issue voting securities of the Corporation such th.at after such issuance, the voting power of the Holders would be reduced to less than 67% of the aggregate voting power of the issued securities of theCorporation;

(iv)	increase theauthorired number ofshares of Series A Preferred Stock;

(v)	re-issue any shares of Series A Preferred Stock which have been converted in accordance with theterms hereof;

(vi)
issue any Pari Passu Securities or Senior Securities; provided, that the Corporation may issue non-convertibledebt securities or Junior Securities without the approval of the Holders, subject totheother provisions of this Certificate; or

.
(vii)
purchase, redeem or otherwise acquire for value, or declare, pay or make any provision for any dividend or distribution with respect to Junior Securities, other than the payment of cash in lieu of fractional shares in the event of a stock split, stock dividend, the exercise of warrants or conversion rights or similar transaction; or

(viii)	authorize or approve any Major Transaction.
9.	MISCELLANEOUS
(a)
Transfer of Preferred Shares. Upon notice to the Corporation (except that no such notice shallbe required in the case of a pledge), a Holder may sell, transfer, assign, pledge orotherwise dispose of all or any portion of the Preferred Shares to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration. From and after thedate of any such saleor transfer, the transferee thereof shallbe deemed tobe a Holder. Upon any such sale or transfer, the Coiporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the nameof such transferee.

(b)
Notices. Any notice, demand or request required or permitted to be given by the Coiporation or an Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (immediately followed by written confirmation delivered according to another mechanism provided by this section), unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed, if to the Corporation:

NanoSensors, Inc.
1475 Veterans Blvd.
Redwood City, California 94063 Attn: Treasurer

        and if to any Holder, at the address indicated in the stock register of the Corporation.

(c)
Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation ofa certificate representing a Holder's Preferred Shares, and (in thecase of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver tosuch Holder a newcertificate identical inall respects to the original certificate.

(d)
Remedies. The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate, at law or inequity (including without limitation a decree of specific perfonnance and/or other injunctive reliet). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a material breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security or indemnity being required.

(e)
Failure or Delay not Waiver. No failure or delayon the partofa Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof: nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof orof any other right, power or privilege.

         (f)    Return to Status as  Authorized  Shares. Upon any conversion or any other redemption or extinguishment of the Series A Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Certificate  of Incorporation, but shall not be reissued as shares of Series A Preferred Stock.
(g)  Inclusion in Articles of Incorporation. The statements contained herein creating and designating the Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation pursuant to the applicable provisions of the NGCL.